AMENDMENT NO. 3 TO CREDIT AGREEMENT

This Amendment No. 3 to Credit Agreement, dated as of June 6, 2014 (this “Amendment”), is among Ferrellgas, L.P., a Delaware limited partnership (the “Borrower”), Ferrellgas, Inc., a Delaware corporation and sole general partner of the Borrower (the “General Partner”), Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Swing Line Lender and L/C Issuer, and the Lenders party hereto.

INTRODUCTION

A.	The Borrower, the General Partner, the Administrative Agent and the Lenders entered into that certain Credit Agreement, dated as of November 2, 2009 (as amended, supplemented, or restated to the date hereof, the “Original Agreement” and, as amended by this Amendment, the “Credit Agreement”), for the purpose and consideration therein expressed, whereby the Lenders became obligated to make loans and other extensions of credit to the Borrower as therein provided; and

B.	The Borrower, the General Partner, the Administrative Agent and the Lenders desire to amend the Original Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Original Agreement, in consideration of the loans and other extensions of credit that may hereafter be made by the Lenders to the Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

Section 1 Terms Defined in the Original Agreement. Unless the context otherwise requires or unless otherwise expressly defined herein, the terms defined in the Original Agreement shall have the same meanings whenever used in this Amendment.

Section 2 Amendments to Original Agreement.

(a) Section 1.01 of the Original Agreement is hereby amended by:

(i) rearranging all definitions in the appropriate alphabetical order and adding the following definitions in the appropriate alphabetical order:

“Amendment No. 1 Effective Date” means September 23, 2011.

“Amendment No. 3 Effective Date” means June 6, 2014.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of the Borrower and its Restricted Subsidiaries after deducting therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt); and (b) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries for the most recently completed fiscal quarter, prepared in accordance with GAAP.

(ii) amending the definition of “Available Cash” in its entirety to read as follows:

“Available Cash” has the meaning given to such term in the Partnership Agreement, as amended to and including April 7, 2004.

(iii) amending the definition of “Consolidated EBITDA” by inserting the following before the last period:

plus (d) at the Borrower’s option, Material Project EBITDA Adjustments as provided below.

As used herein, “Material Project EBITDA Adjustments” means (a) with respect to the construction or expansion of any capital project of the Borrower, any of its Restricted Subsidiaries, including projects in process with a Restricted Subsidiary upon its acquisition, the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition thereof) is reasonably expected by the Borrower to exceed, or exceeds, with respect to the Borrower or any of its Restricted Subsidiaries, $10,000,000 (a “Material Project”) and (b) with respect to assets included in an Acquisition permitted under Section 7.03(h) for which the anticipated contributions to Consolidated EBITDA are not fully reflected in the Consolidated EBITDA determined on a pro forma basis for such Acquisition in Consolidated Interest Coverage Ratio, Consolidated Leverage Ratio, and Consolidated Senior Secured Leverage Ratio (a “Material Acquisition Project”):

(A) prior to the date on which a Material Project or a Material Acquisition Project has achieved commercial operation (the “Commercial Operation Date”) (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project or percentage of full anticipated operation of a Material Acquisition Project as of the date of determination) of an amount to be approved by Administrative Agent as the projected Consolidated EBITDA attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project or Material Acquisition Projection (such amount to be determined based upon projected revenues from customer contracts, projected revenues that are determined by the Administrative Agent, in its reasonable discretion, to otherwise be highly probable, the creditworthiness and applicable projected production of the prospective customers, capital and other costs, operating and administrative expenses, scheduled Commercial Operation Date (to be no more than 18 months from the fiscal quarter in which such Material Project EBITDA Adjustment is initially proposed), commodity price assumptions and other factors deemed appropriate by Administrative Agent), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the fiscal quarter in which construction or expansion of such Material Project commences or the date on which the Material Acquisition Project is acquired and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project or Material Acquisition Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA attributable to such Material Project or Material Acquisition Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; and

(B) beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project or a Material Acquisition Project and for the two immediately succeeding fiscal quarters, an amount equal to the projected Consolidated EBITDA attributable to such Material Project or Material Acquisition Project for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at the Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarters.

Notwithstanding the foregoing:

(i) no such Material Project EBITDA Adjustment shall be allowed with respect to any Material Project or Material Acquisition Project unless:

(a)	at least 30 days (or such lesser period as is reasonably acceptable to the Administrative Agent) prior to the last day of the fiscal quarter for which the Borrower desires to commence inclusion of such Material Project EBITDA Adjustment in Consolidated EBITDA with respect to a Material Project or Material Acquisition Project (the “Initial Quarter”), the Borrower shall have delivered to Administrative Agent written pro forma projections of Consolidated EBITDA attributable to such Material Project or Material Acquisition Project, and

(b)	prior to the last day of the Initial Quarter, Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as Administrative Agent may reasonably request, all in form and substance satisfactory to Administrative Agent, and

(ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 15% of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments)

(iv) amending clause (f) of the definition of “Consolidated Funded Indebtedness in its entirety as follows:

(f) all outstanding Indebtedness of the types referred to in clauses (a) through (e) above of (i) any partnership in which the Borrower or a Restricted Subsidiary is a general partner or (ii) any other entity the ownership of which results in the holder of such entity’s Indebtedness to have recourse to the Borrower or a Restricted Subsidiary, unless, in each case, such Indebtedness is expressly made non-recourse to the Borrower or such Restricted Subsidiary;

(v) amending the definition of “Consolidated Interest Coverage Ratio” in its entirety as follows:

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges, in each case, of or by the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period. In the event that the Borrower or any of the Restricted Subsidiaries (i) incurs, assumes or guarantees any Indebtedness (other than revolving credit borrowings including, with respect to the Borrower, the Loans and other than Indebtedness under the Accounts Receivable Securitizations permitted by this Agreement), or (ii) redeems or repays any Indebtedness (excluding Indebtedness under the Accounts Receivable Securitizations permitted by this Agreement), in any case subsequent to the commencement of the Measurement Period but prior to the date of the event for which the calculation of the Consolidated Interest Coverage is made (the “Interest Coverage Ratio Calculation Date”), then the Consolidated Interest Coverage shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption or repayment of Indebtedness as if the same had occurred at the beginning of the applicable reference period. Furthermore, in the event that the Borrower or any of the Restricted Subsidiaries consummates an Investment, purchase or acquisition permitted under Section 7.03(b) or (h) or a Disposition permitted under Section 7.05(h) during a Measurement Period or subsequent to the end of such Measurement Period but prior to the date of the event for which the calculation of the Consolidated Interest Coverage is made, then the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to such Investment, purchase or acquisition or to such Disposition, as the case may be, as though such transaction occurred on the first day of such Measurement Period; provided that with respect to the Borrower and the Restricted Subsidiaries, (a) Consolidated Interest Charges shall be reduced by amounts attributable to businesses or assets that are so disposed of or discontinued only to the extent that the obligations giving rise to such Consolidated Interest Charges would no longer be obligations contributing to the Consolidated Interest Charges of the Borrower or the Restricted Subsidiaries subsequent to Interest Coverage Ratio Calculation Date, (b) Consolidated EBITDA generated by an acquired business or asset of the Borrower or the Restricted Subsidiaries shall be determined by the actual gross profit (revenues minus costs of goods sold) of such acquired business or asset during the immediately preceding number of full fiscal quarters as are in applicable Measurement Period minus the pro forma expenses that would have been incurred by the Borrower and the Restricted Subsidiaries in the operation of such acquired business or asset during such period computed on the basis of (i) personnel expenses for employees retained by the Borrower and the Restricted Subsidiaries in the operation of the acquired business or asset and (ii) non-personnel costs and expenses incurred by the Borrower and the Restricted Subsidiaries and, in the case of an acquired propane distribution business, on a per gallon basis in the operation of the Borrower’s business at similarly situated Borrower facilities, (c) in the case of an Investment, purchase or acquisition other than a propone distribution business acquisition, giving effect to any anticipated costs savings or reduction in expenses or interest expense calculated in good faith by the Borrower and supported by reasonably detailed calculations provided to the Administrative Agent and (d) in connection with any Material Acquisition, in lieu of the pro forma adjustments provided in the immediately preceding clauses (a), (b), and (c), if requested by the Borrower, Consolidated Interest Charges and Consolidated EBITDA may be subject to such pro forma adjustments reasonably acceptable to the Administrative Agent.

(vi) amending the definition of “Consolidated Leverage Ratio” in its entirety as follows:

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period. In the event that the Borrower or any of the Restricted Subsidiaries (i) incurs, assumes or guarantees any Indebtedness (other than revolving credit borrowings including, with respect to the Borrower, the Loans and other than Indebtedness under the Accounts Receivable Securitizations permitted by this Agreement) or (ii) redeems or repays any Indebtedness (excluding Indebtedness under the Accounts Receivable Securitizations permitted by this Agreement), in any case subsequent to the commencement of the Measurement Period but prior to the date of the event for which the calculation of the Consolidated Leverage Ratio is made (the “Leverage Ratio Calculation Date”), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption or repayment of Indebtedness as if the same had occurred at the beginning of the applicable reference period. Furthermore, in the event that the Borrower or any of the Restricted Subsidiaries consummates an Investment, purchase or acquisition permitted under Sections 7.03(b) or (h) or a Disposition permitted under Section 7.05(h) during a Measurement Period or subsequent to the end of the Measurement Period but prior to the date of the event for which the calculation of the Consolidated Leverage Ratio is made, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such Investment, purchase or acquisition or to such Disposition, as the case may be, as though such transaction occurred on the first day of such Measurement Period; provided that with respect to the Borrower and the Restricted Subsidiaries, (a) Consolidated Funded Indebtedness shall be reduced by amounts attributable to businesses or assets that are so disposed of or discontinued only to the extent that the Indebtedness included in such Consolidated Funded Indebtedness would no longer be obligations of the Borrower or the Restricted Subsidiaries subsequent to the Leverage Ratio Calculation Date, (b) Consolidated EBITDA generated by an acquired business or asset of the Borrower or the Restricted Subsidiaries shall be determined by the actual gross profit (revenues minus costs of goods sold) of such acquired business or asset during the immediately preceding number of full fiscal quarters as are in applicable Measurement Period minus the pro forma expenses that would have been incurred by the Borrower and the Restricted Subsidiaries in the operation of such acquired business or asset during such period computed on the basis of (i) personnel expenses for employees retained by the Borrower and the Restricted Subsidiaries in the operation of the acquired business or asset and (ii) non-personnel costs and expenses incurred by the Borrower and the Restricted Subsidiaries and, in the case of the acquisition of a propane distribution business on a per gallon basis in the operation of the Borrower’s business at similarly situated Borrower facilities, (c) in the case of an Investment, purchase or acquisition other than a propone distribution business acquisition, giving effect to any anticipated costs savings or reduction in expenses or interest expense calculated in good faith by the Borrower and supported by reasonably detailed calculations provided to the Administrative Agent, and (d) in connection with any Material Acquisition, in lieu of the pro forma adjustments provided in the immediately preceding clauses (a), (b), (c), if requested by the Borrower, Consolidated Funded Indebtedness and Consolidated EBITDA may be subject to such pro forma adjustments reasonably acceptable to the Administrative Agent.

(vii) amending the definition of “Consolidated Net Income” in its entirety as follows:

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains for such Measurement Period, (b) the net income of any Restricted Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Restricted Subsidiary during such Measurement Period, except that the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Restricted Subsidiary, such Restricted Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso) shall be included without duplication in Consolidated Net Income, and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Restricted Subsidiary, except that the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Restricted Subsidiary, such Restricted Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso) shall be included in Consolidated Net Income; provided further that, Consolidated Net Income shall include extraordinary losses for such Measurement Period and exclude the cumulative effect of a change in accounting principles.

(viii) amending the definition of “Consolidated Senior Secured Leverage Ratio” in its entirety as follows:

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Senior Secured Indebtedness as of such date to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period. In the event that the Borrower or any of the Restricted Subsidiaries (i) incurs, assumes or guarantees any Consolidated Funded Senior Secured Indebtedness (other than revolving credit borrowings including, with respect to the Borrower, the Loans) or (ii) redeems or repays any such Indebtedness, in any case subsequent to the commencement of the Measurement Period but prior to the date of the event for which the calculation of the Consolidated Senior Secured Leverage Ratio is made (the “Senior Leverage Ratio Calculation Date”), then the Consolidated Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption or repayment of Indebtedness as if the same had occurred at the beginning of the applicable reference period. Furthermore, in the event that the Borrower or any of the Restricted Subsidiaries consummates an Investment, purchase or acquisition permitted under Sections 7.03(b) and (h) or a Disposition permitted under Section 7.05(h) during a Measurement Period or subsequent to the end of the Measurement Period but prior to the date of the event for which the calculation of the Consolidated Senior Secured Leverage Ratio is made, then the Consolidated Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such Investment, purchase or acquisition or to such Disposition, as the case may be, as though such transaction occurred on the first day of such Measurement Period; provided that with respect to the Borrower and the Restricted Subsidiaries, (a) Consolidated Funded Senior Secured Indebtedness shall be reduced by amounts attributable to businesses or assets that are so disposed of or discontinued only to the extent that the Consolidated Funded Indebtedness included in such Consolidated Funded Senior Secured Indebtedness would no longer be obligations of the Borrower or the Restricted Subsidiaries subsequent to the Senior Leverage Ratio Calculation Date(b) Consolidated EBITDA generated by an acquired business or asset of the Borrower or the Restricted Subsidiaries shall be determined by the actual gross profit (revenues minus costs of goods sold) of such acquired business or asset during the immediately preceding number of full fiscal quarters as are in applicable Measurement Period minus the pro forma expenses that would have been incurred by the Borrower and the Restricted Subsidiaries in the operation of such acquired business or asset during such period computed on the basis of (i) personnel expenses for employees retained by the Borrower and the Restricted Subsidiaries in the operation of the acquired business or asset and (ii) non-personnel costs and expenses incurred by the Borrower and the Restricted Subsidiaries and, in the case of the acquisition of a propane distribution business on a per gallon basis in the operation of the Borrower’s business at similarly situated Borrower facilities, (c) in the case of an Investment, purchase or acquisition other than a propone distribution business acquisition, giving effect to any anticipated costs savings or reduction in expenses or interest expense calculated in good faith by the Borrower and supported by reasonably detailed calculations provided to the Administrative Agent, and (d) in connection with any Material Acquisition, in lieu of the pro forma adjustments provided in the immediately preceding clauses (a), (b), (c), if requested by the Borrower, Consolidated Funded Indebtedness and Consolidated EBITDA may be subject to such pro forma adjustments reasonably acceptable to the Administrative Agent.

(ix) amending the last paragraph of the definition of “Indebtedness” in its entirety as follows:

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of (i) any partnership in which such Person is a general partner or (ii) any other entity the ownership of which results in the holder of such entity’s Indebtedness to have recourse to such Person, unless, in each case, such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

(x) amending clause (a) of the definition of “Material Adverse Effect” in its entirety as follows:

(a) a material adverse effect upon the operations, business, properties, or financial condition) of the Borrower or the Borrower and its Subsidiaries taken as a whole;

(xi) amending clause (c) of the definition of “Permitted Unsecured Debt” by deleting “and” at the end of such clause.

(xii) amending the definition of “Sanction(s)” by replacing “Treasury” with “Treasurer”.

(xiii) amending the definition of “Solvent” and “Solvency” by inserting the following at the end of such definition:

In determining whether a Person is “Solvent” all rights of contribution of each Loan Party against other Loan Parties under the guaranty of the Obligations, at law, in equity or otherwise shall be taken into account.

(xiv) amending the definition of “SPE” by replacing “Non-Recourse” with “Unrestricted”.

(xv) replacing clauses (d) and (e) of the definition of “Unrestricted Subsidiary” with:

(d) Blue Rhino Canada, Inc., a Delaware corporation, (e) Ferrellgas Finance Corp., a Delaware corporation, and (f) any Non-Recourse Subsidiary designated by the Borrower in writing to the Administrative Agent as an Unrestricted Subsidiary.

(b) Section 2.14(a) of the Original Agreement is hereby amended by replacing “$100,000,000” with “$200,000,000”.

(c) Section 3.04(b) of the Original Agreement is hereby amended by replacing “capital requirements” with “capital requirements and liquidity” and by replacing “capital adequacy” with “capital adequacy and liquidity”.

(d) Section 5.05(d) of the Original Agreement is hereby amended by deleting “Amendment No. 2 or ”.

(e) Section 5.11 of the Original Agreement is hereby amended by deleting the last sentence thereof.

(f) Section 5.15 of the Original Agreement is hereby amended by replacing “furnished) contains” with “furnished), when taken as a whole, contains”.

(g) Section 5.17 of the Original Agreement is hereby amended by replacing “held by any other Person” with “held by any other Person, except to the extent such conflicts, either individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect.”

(h) Section 6.04 of the Original Agreement is hereby amended in its entirety as follows:

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property that would not constitute a Permitted Lien.

(i) Section 6.12(a)(ii)(3) of the Original Agreement is hereby amended by replacing “by the terms” with “by, or not required to be subject to be collateral or subject to a perfected security interest under, the terms”.

(j) Section 6.14 of the Original Agreement is hereby amended in its entirety as follows: “Reserved”.

(k) Sections 7.02(g) and 7.02(i) of the Original Agreement are hereby amended by replacing “exceed $25,000,000” with “exceed the greater of 5% of Consolidated Net Tangible Assets and $25,000,000”.

(l) Section 7.03(b) of the Original Agreement is hereby amended in its entirety as follows:

(b) (i) Investments by the Borrower and its Subsidiaries in a Person that is a Restricted Subsidiary, and

(ii) any Investment (other than an Investment consisting of Guarantees) in Persons (other than a Person that is or becomes a Restricted Subsidiary of the Borrower) to the extent not otherwise permitted by the foregoing clauses of this Section, provided that, (A) no Default or Event of Default shall exist prior to or immediately after giving effect to any such Investment, (B) the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.11 immediately after giving effect to such Investment, and (C) if immediately after giving effect to such Investment the pro forma Consolidated Leverage Ratio would be greater than 5.0 to 1.0, then the aggregate amount of all such Investments made after the Amendment No. 3 Effective Date shall not exceed $250,000,000;

(m) Section 7.03(h)(iv) is hereby amended by replacing “shareholders equity” with “shareholders’ equity”.

(n) Section 7.04 of the Original Agreement is hereby amended in its entirety as follows:

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Restricted Subsidiary may merge with, or dissolve into or liquidate into, (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries;

(b) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary); provided, that if the transferor in any such a transaction is a Guarantor, then the transferee must either be the Borrower or Guarantor;

(c) any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.03; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Subsidiaries, shall have complied with the requirements of Section 6.12;

(d) subject to the provisions in Sections 7.03 and 7.07, each of the Borrower and any of its Restricted Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving entity and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving entity;

(e) a merger, dissolution, liquidation, consolidation or Disposition, the purpose and effect of which is to consummate a Disposition permitted pursuant to Section 7.05; and

(f) Restricted Subsidiary may merge with an Unrestricted Subsidiary, provided that a Restricted Subsidiary shall be the continuing or surviving Person.

(o) Section 7.05 of the Original Agreement is hereby amended in its entirety as follows:

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired and Dispositions in the ordinary course of business of property no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;

(b) Dispositions of inventory or cash equivalents or immaterial assets in the ordinary course of business;

(c) Dispositions of fixtures or equipment in the ordinary course of business to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Restricted Subsidiary to the Borrower or to a wholly-owned Restricted Subsidiary;

(e) Dispositions permitted by Section 7.01, 7.04 or 7.06;

(f) sales or transfers of Securitization Assets by the Borrower or any Restricted Subsidiary to an SPE and by an SPE to any other Person in connection with any Accounts Receivable Securitization permitted by Section 7.02(h);

(g) Dispositions of property acquired by the Borrower or any Subsidiary after the Closing Date pursuant to sale-leaseback transactions; provided that the applicable sale-leaseback transaction (i) occurs within ninety (90) days after the acquisition or construction (as applicable) of such property and (ii) is made for cash consideration not less than the cost of acquisition or construction of such property;

(h) Leases, subleases, licenses or sublicenses (including the provision of software under an open source license), easements, rights of way or similar rights or encumbrances in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries;

(i) transfers of property that has suffered a casualty (constituting a total loss or constructive total loss of such property) upon receipt of the insurance proceeds of such casualty;

(j) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(k) Dispositions by the Borrower and its Restricted Subsidiaries not otherwise permitted under this Section 7.05; provided that:

(i) at the time of such Disposition, no Default shall exist or would result from such Disposition;

(ii) if such Disposition includes the Equity Interests of a Restricted Subsidiary, then 100% of the issued and outstanding Equity Interests of such Restricted Subsidiary must be included in such Disposition;

(iii) if the fair market value of assets subject to any such Disposition or related series of Dispositions exceeds, in the aggregate, $25,000,000 (a “Material Disposition”), then at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary must be in the form of cash; provided, however, that the amount of (1) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto), of the Borrower or any Restricted Subsidiary (other than liabilities that are by their terms subordinated in right of payment to the Obligations) that are assumed by the transferee of any such assets and (2) any notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are immediately converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision;

(iv) if such Disposition is a Material Disposition, then the Borrower must apply the net cash proceeds received therefrom in excess of $25,000,000 by the Borrower or such Restricted Subsidiary within 360 days of such receipt (or within 180 days with respect to any such net cash proceeds in excess of $50,000,000) (i) to the acquisition of substantially similar assets so disposed of or other Reinvestments or purchases of operating assets permitted by this Agreement, or (ii) to the extent not applied pursuant to the immediately preceding clause (i), to prepay the Loans (and the Aggregate Commitments shall be automatically and permanently reduced by such amount); and

(v) if the fair market value of assets subject to any such Disposition or related series of Dispositions exceeds the aggregate amount of $50,000,000, then immediately after giving effect to such Disposition and to the application of the proceeds thereof, the Borrower must be in compliance on a pro forma basis with Section 7.11 of this Agreement, calculated for the most recent four fiscal quarter period for which the financial statements described in Section 6.01(a) and (b) are available to the Lenders, as evidenced by a certificate signed by a Responsible Officer of the General Partner delivered to the Administrative Agent prior to consummating such Disposition in reasonable detail reflecting compliance with the foregoing requirements.

(p) Section 7.06 of the Original Agreement is hereby amended by

(i) amending clause (a) in its entirety as follows:

(a) each Subsidiary may make Restricted Payments to the Borrower, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(ii) (iii) (iv)	by deleting “and” at the end of clause (d); by re-lettering existing clause (e) as clause (f); by inserting the following as new clause (e); Restricted Payments permitted under Section 7.14; and

(v) and replacing “any Restricted Payment is made,” in the last sentence of Section 7.06 with “any Restricted Payment is made under Section 7.06(f),”.

(q) Section 7.07 of the Original Agreement of the Original Agreement is hereby amended in its entirety as follows:

7.07 Change in Nature of Business. Engage in any material line of business substantially different from (a) those lines of business conducted by the Borrower and its Subsidiaries on the Third Amendment Effective Date, (b) midstream energy operations, including oil, natural gas, natural gas liquids and related products gathering, treating, processing, terminaling, storage, transportation and marketing, compression services, or waste water disposal services, or (c) any business substantially related, incidental or ancillary to the businesses described in the foregoing clauses (a) and (b).

(r) Section 7.08 of the Original Agreement is hereby amended by

(i) replacing “Affiliates, (e)” with “Affiliates, and (e)”; and

(ii) deleting the last proviso in Section 7.08.

(s) Section 7.14 of the Original Agreement is hereby amended by replacing “Section 7.06(e)” with “Section 7.06(f)”.

(t) Section 8.01 of the Original Agreement is hereby amended by

(i) replacing “Any Loan Party or any Subsidiary” with “Any Loan Party or any Restricted Subsidiary” in clause (e);

(ii) replacing “; or” with “.” at the end of clause (l); and

(iii) deleting in its entirety clause (m).

Section 3 Conditions to Effectiveness. This Amendment shall become effective as of the date first above written when and only when:

(a) The Administrative Agent shall have received all of the following, at the Administrative Agent’s office:

(i) an original counterpart to this Amendment, duly executed by all parties hereto;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party or is to be a party; and

(iii) a certificate signed by a Responsible Officer of the General Partner certifying that no Default exists on the date hereof.

(b) The Borrower shall have paid, in connection with the Loan Documents, all recording, handling, legal, and other fees or payments required to be paid to the Administrative Agent or any Lender pursuant to any Loan Documents for which an invoice has been received at least one business day before the date hereof.

Section 4 Confirmation; Representations and Warranties.

In order to induce each Lender to enter into this Amendment, the Borrower represents and warrants to each Lender that:

(a) The representations and warranties of the Borrower contained in the Credit Agreement are true and correct in all respects at and as of the time of the effectiveness hereof, except to the extent that the facts on which such representations and warranties are based have been changed by the extensions of credit under the Credit Agreement or that such representations and warranties specifically refer to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

(b) The Borrower and the General Partner are duly authorized to execute and deliver this Amendment and have duly taken all corporate action necessary to authorize the execution and delivery of this Amendment and to authorize the performance of the obligations of the Borrower and the General Partner hereunder.

(c) The execution and delivery by the Borrower and the General Partner of this Amendment, the performance by the Borrower and the General Partner of their obligations hereunder and the consummation of the transactions contemplated hereby do not and will not conflict with any provision of law, statute, rule or regulation or of the Organization Documents of the Borrower or the General Partner, or of any material agreement, judgment, license, order or permit applicable to or binding upon the Borrower or the General Partner, or result in the creation of any lien, charge or encumbrance upon any assets or properties of the Borrower or the General Partner. Except for those which have been obtained, no consent, approval, authorization or order of any court or Governmental Authority or third party is required in connection with the execution and delivery by the Borrower and the General Partner of this Amendment or to consummate the transactions contemplated hereby.

(d) When duly executed and delivered, each of this Amendment and the Credit Agreement will be a legal and binding obligation of the Borrower and the General Partner, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and by equitable principles of general application.

Section 5 Miscellaneous.

(a) Waiver of Time Period of Response. In connection with the delivery of any notice of a request for an increase in the Facility amount to be effective on the date of this Amendment, each Lender hereby waives the minimum ten Business Day response period provided for in Section 2.14(a) of the Credit Agreement and hereby consents to any request that each Lender respond by a date no earlier than June 4, 2014 to such request for an increase in the Facility amount.

(b) Ratification of Agreements. The Original Agreement as hereby amended is hereby ratified and confirmed in all respects. The Loan Documents, as they may be amended or affected by this Amendment, are hereby ratified and confirmed in all respects. Any reference to the Credit Agreement in any Loan Document shall be deemed to be a reference to the Original Agreement as hereby amended. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, the Notes, or any other Loan Document nor constitute a waiver of any provision of the Credit Agreement, the Notes or any other Loan Document.

(c) Survival of Agreements. All representations, warranties, covenants and agreements of the Borrower herein shall survive the execution and delivery of this Amendment and the performance hereof, including without limitation the making or granting of the Loans, and shall further survive until all of the Obligations are paid in full.

(d) Loan Documents. This Amendment is a Loan Document, and all provisions in the Credit Agreement pertaining to Loan Documents apply hereto.

(e) Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(f) Counterparts; Electronic Transmission. This Amendment may be separately executed in counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Amendment. This Amendment may be validly executed by facsimile or other electronic transmission.

(g) ENTIRE AGREEMENT. THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS OF THE PARTIES.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]IN WITNESS WHEREOF, this Amendment is executed as of the date first above written.

FERRELLGAS, L.P. By: Ferrellgas, Inc., as its General Partner
By:
Name:	James R. VanWinkle
Title:	Executive Vice President and Chief Financial Officer

FERRELLGAS, INC.
By:
Name:	James R. VanWinkle
Title:	Executive Vice President and Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender
By:
Name:
Title:

WELLS FARGO BANK, N.A., as a Lender

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as a Lender

By:
Name:
Title:

FIFTH THIRD BANK, as a Lender

By:
Name:
Title:

BMO HARRIS BANK N.A., as a Lender

By:
Name:
Title:

By:
Name:
Title:

THE PRIVATEBANK & TRUST COMPANY, as a Lender

By:
Name:
Title:

SUNTRUST BANK, as a Lender

By:
Name:
Title:

CAPITAL ONE, N.A., as a Lender

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION, as a Lender and an

L/C Issuer

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

CONSENT AND AGREEMENT

The undersigned hereby (i) consents to the provisions of the Amendment No. 3 to Credit Agreement (the “Third Amendment”) and the transactions contemplated herein, (ii) ratifies and confirms its Amended and Restated Guaranty dated as of October 21, 2013, as amended, supplemented, or restated (“Guaranty”), made by it for the benefit of the Administrative Agent and the Lenders, executed pursuant to the Credit Agreement and the other Loan Documents, (iii) agrees that all of its obligations and covenants thereunder shall remain unimpaired by the execution and delivery of the Third Amendment and the other documents and instruments executed in connection herewith, and (iv) agrees that its Guaranty and the other Loan Documents shall remain in full force and effect.

FERRELLGAS, INC. By: Name: James R. VanWinkle Title: Executive Vice President and Chief Financial Officer	BLUE RHINO GLOBAL SOURCING, INC. By: Name: James R. VanWinkle Title: Executive Vice President and Chief Financial Officer
SABLE ENVIRONMENTAL, LLC By: Ferrellgas, L.P., as its sole member By: Ferrellgas, Inc., as its general partner By: Name: James R. VanWinkle Title: Executive Vice President and Chief Financial Officer	SABLE ENVIRONMENTAL SWD 2, LLC
By: Ferrellgas, L.P., as its sole member
By: Ferrellgas, Inc., as its general partner
By:
Name: James R. VanWinkle
Title: Executive Vice President and Chief
Financial Officer